Exhibit 10.132

STOCK OPTION AGREEMENT

Dated: June 20, 2011

TO:	Joseph R. Angileri

Pursuant to the 2007 Long Term Incentive Plan (the “Plan”) of Compuware Corporation (the “Corporation”) and with the approval of the Compensation Committee (“Committee”) of the Corporation’s Board of Directors in accordance with the Plan, the Corporation grants you an option (the “Option”) to purchase 2,500,000 shares of Common Stock (the “Shares”) at $9.43 per share, upon the terms and conditions contained in this Stock Option Agreement (the “Agreement”) and in the Plan. The Option is intended to be a Nonqualified Option and is not intended to constitute a Code Section 162(m) Award under Article VII of the Plan. The Plan, as amended from time to time, is made a part of this Agreement and is available upon request. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement, shall have the meanings given them in the Plan.

1.            Vesting Schedule. Subject to the terms contained in this Agreement and in the Plan, you may exercise the Option in accordance with the following schedule:

(a)	On and after June 20, 2012, you may exercise the Option to purchase up to 40% of the total number of Shares.

(b)	On and after June 20, 2013, you may exercise the Option to purchase up to an additional 30% of the total number of Shares.

(c)	On and after June 20, 2014, you may exercise the Option to purchase the remainder of the total number of Shares.

2.            Expiration. This Option will expire (to the extent not previously exercised) on June 20, 2021 (the “Expiration Date”), unless terminated earlier in accordance with the Plan or Section 5 of this Agreement.

3.            Non-Transferable. The Option may not be transferred by you other than by will or by the laws of descent and distribution or as otherwise provided in the Plan and, during your lifetime, the Option is exercisable only by you.

4.            Change in Control. Subject to Section 9.2(b) of the Plan, upon a Change in Control, the Option shall immediately become fully Vested.

5.            Termination of Employment.

(a)            If your employment is terminated by you, you shall have the right for a period of 30 days after such termination, but in no event after the Expiration Date, to exercise that portion of this Option, if any, that was exercisable by you on the date of such termination. If you die during the 30-day period following your termination, your legal representative or the person or persons to whom your rights shall pass by will or by the laws of descent and distribution shall have the right for a period of 120 days following your death, but in no event after the Expiration Date, to exercise that portion of this Option, if any, that was exercisable by you on the date of your termination.

(b)            If your employment is terminated by the Corporation or a Subsidiary without Cause, your rights to exercise this Option shall be accelerated so that all of this Option, to the extent not exercised at the time of termination, may be exercised by you for a period of 30 days after your date of termination, but in no event after the Expiration Date. If you die during the 30-day period following your termination, your legal representative or the person or persons to whom your rights shall pass by will or by the laws of descent and distribution shall have the right for a period of 120 days following your death, but in no event after the Expiration Date, to exercise that portion of this Option, if any, that was exercisable by you on the date of your termination.

(c)            If your employment is terminated by the Corporation with Cause, this Option shall terminate and shall not be exercisable by you after such termination. Termination for “Cause” means termination for (1) continued failure to make a good faith effort to perform your duties, (2) any willful act or omission that you knew or should have known would injure the Corporation or any of its Subsidiaries, (3) fraud, (4) dishonesty, (5) commission of a felony, or violation of any law relating to your employment, (6) failure to devote substantially full time to your employment duties (except because of illness or Disability), (7) insubordination, (8) an act or omission that is contrary to the direction of your supervisor, if such direction relates to your duties to the Corporation that are reasonably performable, or (9) violation of the Code of Conduct.

(d)            If your employment terminates by reason of your death, your rights to exercise this Option shall be accelerated so that all of this Option, to the extent not exercised at the time of death, may be exercised for a period of 12 months after your death by your legal representative or by the person(s) to whom your rights shall pass by will or by the laws of descent and distribution. In no event shall this Option be exercised after the Expiration Date.

(e)            If your employment terminates by reason of your Disability, your rights to exercise this Option shall be accelerated so that all of this Option, to the extent not exercised at the time of your becoming Disabled, may be exercised by you for a period of 12 months after your date of termination. For purposes of this Agreement, you shall be deemed to be “Disabled” and to have a “Disability” if you are permanently and totally disabled as a result of a physical or mental disability (within the meaning of Section 22(e) of the Internal Revenue Code), as determined by a medical doctor satisfactory to the Committee. In no event shall this Option be exercised after the Expiration Date.

6.            Manner of Exercise. The exercise price for Shares upon exercise of the Option shall be paid in full in cash or by personal check, bank draft or money order at the time of exercise; provided, however, that in lieu of such form of payment, subject to the limitations set forth in Section 2.4 of the Plan, payment may be made by (a) delivery and transfer, in a manner acceptable to the Corporation's Secretary in his sole discretion, to the Corporation of outstanding shares of Common Stock; (b) by delivery to the Corporation’s General Counsel or his designee of a properly executed exercise notice, acceptable to the Corporation, together with irrevocable instructions to the Optionee's broker to deliver to the Corporation sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Corporation and the brokerage firm; or (c) any other method permitted in Section 2.4 of the Plan. Shares of Common Stock surrendered upon exercise shall be valued at the Stock Exchange closing price for the Common Stock on the day prior to exercise. The action by you to exercise the Option shall be deemed to be your acceptance of all terms and conditions of this Agreement and the Plan.

7.            Rights as Stockholder. As the holder of the Option you shall not be, nor have any of the rights or privileges of, a stockholder of the Corporation in respect of any Shares unless a certificate or certificates representing such Shares shall have been issued by the Corporation to you or a book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian. The Corporation shall not be liable to you for damages relating to any delay in issuing shares or a stock certificate to you, any loss of a certificate, or any mistakes or errors in the issuance of Shares or a certificate to you.

8.            Withholding. The Corporation shall have the right to withhold from your compensation or to require you to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option. Subject to the limitations in Section 10.5 of the Plan, you may, in order to fulfill the withholding obligation, make payment to the Corporation in any manner permitted under Section 10.5 of the Plan. The Corporation shall be authorized to take such action as may be necessary, in the opinion of the Corporation’s counsel (including, without limitation, withholding vested Common Stock otherwise deliverable to you and/or withholding amounts from any compensation or other amounts the Corporation owes you), to satisfy the obligations for payment of any such taxes.

9.            No Guarantee of Employment. Nothing contained in this Agreement or in the Plan, nor any action taken by the Corporation or the Committee, shall confer upon you any right with respect to continuation of your employment or other service by or to the Corporation or any Subsidiary of the Corporation, nor interfere in any way with the right of the Corporation or any Subsidiary to terminate your employment or other service at any time, and if you are an employee, your employment is and shall remain employment at will, except as otherwise specifically provided by law or in an employment agreement between you and the Corporation.

10.            Personal Data. By entering into this Agreement, you consent to the disclosure, transfer and/or processing of any relevant personal data in relation to the administration of the Plan by the Corporation or any third party authorized by the Corporation to administer the Plan on its behalf, and in particular such processing as is necessary in relation to your holding and exercising the Option. The relevant personal data that will be processed includes but is not limited to name, employee number, hire date, job title and location.

11.            Plan Terms Control. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control, it being understood that variations in this Agreement from terms set forth in the Plan shall not be considered to be in conflict if the Plan permits such variations.

12.            Notices. Any notices to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation in care of its Secretary, and any notices to you shall be addressed to you at the address stated in the Corporation’s records.

Very truly yours,

COMPUWARE CORPORATION

By: /s/ Peter Karmanos, Jr.
Peter Karmanos, Jr.
Its: Executive Chairman

The above is agreed to and accepted by:

/s/ Joseph R. Angileri
Optionee’s Signature